Exhibit 10.46

ADDENDUM 3 TO

MARTEK BIOSCIENCES CORPORATION/
GIST-BROCADES S.p.A.

ARA PURCHASE AND PRODUCTION AGREEMENT

        This Addendum 3 to that certain ARA Purchase Agreement dated December 31, 1996 (the "Purchase Agreement"), is made and entered into this 14th day of June, 2002 (this "Addendum"), by and between (i) DSM Capua S.p.A. a corporation organized and existing under the laws of Italy with its principal place of business at Strada Statale Appia 46-48, 81043 Capua, Italy ("DSM"), and (ii) Martek Biosciences Corporation, a Delaware corporation having its principal place of business at 6480 Dobbin Road, Columbia, Maryland 21045 ("Martek"), who, intending to be legally bound, hereby agree as follows:

1.        INTRODUCTION

        Martek and Gist-Brocades B.V. entered into the Purchase Agreement, and subsequently entered into Addendum 1 to the Purchase Agreement, effective January 10, 1997, by which Gist-Brocades B.V. assigned the Purchase Agreement to its affiliate, Gist Brocades S.p.A.

1.1        Martek and Gist Brocades S.p.A. entered into Addendum 2 to the Purchase Agreement effective March 5, 1998, for purposes of memorializing and implementing the terms of settlement of a dispute between them concerning the scope of U.S. Patent No. 5,658,757.

1.2         Gist Brocades S.p.A. has subsequently changed its name into DSM Capua S.p.A.

1.3         DSM N.V. subsequently changed the name of Gist-Brocades S.p.A. to DSM Capua S.p.A

1.4         Martek and DSM now wish to enter into this Addendum 3 to the Purchase Agreement for purposes of memorializing and implementing certain modifications and additions to the Purchase Agreement.

1.5        Capitalized terms, unless otherwise defined herein, shall have the definitions given in the Purchase Agreement.

2.        SAVINGS ACCOUNT

2.1         The parties acknowledge that the payments made by Martek for Units of ARA purchased from DSM to date pursuant to Section 8.2 of the Purchase Agreement have been less than the GB Costs per Unit of ARA plus an additional markup of * of GB Costs per Unit of ARA for such Units of ARA, and, pursuant to Section 8.5 of the Purchase Agreement, DSM has maintained records of the difference, such difference hereinafter referred to as the “Savings Account.”

2.2         Section 8.1(b) of the Purchase Agreement obligates DSM to pay Martek * within thirty (30) days after the date of issuance by the European Patent Office of the first ARA Patent that would be infringed by continued manufacture, use or sale of ARA by DSM. Although the European Patent Office issued patent no. 0568608 on September 6, 2000, the * obligation remains unpaid on the effective date of this Addendum.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.3         The parties agree that the Savings Account shall be calculated and maintained in U.S. Dollars and that amounts that were recorded in the Savings Account in any currency other than US Dollars as of the effective date of this Addendum shall be converted into US Dollars at the applicable average annual exchange rate published by the Federal Reserve Board for the calendar year each of the amounts was incurred by DSM in accordance with generally accepted accounting principles and that the amounts set forth on Exhibit I attached hereto reflect all such currency conversions. DSM shall convert any and all GB Costs that are incurred after the effective date of this Agreement in any currency other than US Dollars into US Dollars at the applicable exchange rate published by the Federal Reserve Board on the date such costs are incurred by DSM in accordance with generally accepted accounting principles. The same exchange rate shall be used for any portion of such GB Costs that are recorded in the Savings Account.

2.4         The parties acknowledge that in 1999 DSM experienced a production variance compared to budgeted GB Costs. Martek agrees to accept such production variance as an inclusion in GB Costs but the GB Costs related to such production variance shall not be subject to the * markup otherwise permitted pursuant to Section 8.2 of the Purchase Agreement.

2.5.         The parties acknowledge that in 2000 and 2001, DSM experienced a production variance compared to budgeted GB Costs due to lower than expected yields of ARA in the production process. Martek and DSM agree to accept a * production variance as an inclusion in GB Costs for 2000 and 2001. The production variance in excess of * but up to and including * for such years shall be included in GB Costs but the GB Costs related to such production variance shall not be subject to the * markup otherwise permitted pursuant to Section 8.2 of the Purchase Agreement. A production variance for such years in excess of * shall not be included in GB Costs and shall not be subject to the * markup otherwise permitted pursuant to Section 8.2 of the Purchase Agreement.

2.6.         To settle the issues outlined in Sections 2.2 through 2.5 of this Addendum, the parties agree to the reconciliation of the Savings Account set forth on Exhibit I hereto. Accordingly, DSM shall issue a credit to Martek in the amount * applicable to the next purchase of ARA by Martek from DSM immediately after the date this Addendum is fully executed by both Martek and DSM.

2.7.         Section 8.2 of the Purchase Agreement obligates DSM to invoice Martek for all orders in order to receive payments from Martek. On all invoices delivered to Martek after the effective date of this Addendum, during such times when there is a balance in the Savings Account, DSM agrees to specify the amount due and payable by Martek and the amount related to the Units of ARA represented by the invoice to be added to or subtracted from the Savings Account.

3.        Returned materials

        DSM shall have the option to (a) destroy all quantities of ARA that Martek has returned for failing to meet the Martek Specifications, as defined below, (the "Returned Material") or (b) develop procedures to further refine or otherwise process the Returned Material for purposes of producing ARA that satisfies the Martek Specifications (the "Rework Procedures"). The Martek Specifications as of the date of this Addendum shall be as set forth in Exhibit II attached hereto. All costs and expenses that are related to any quantity of Returned Material that is destroyed will be the sole responsibility of DSM and shall not be included as GB Costs nor be recorded in the Savings Account. In the event DSM further refines the Returned Material so it meets the Martek Specifications, the costs of subsequent refinements and/or processing related to such salvaged Returned Material shall not be included as GB Costs nor recorded in the Savings Account and only the costs and expenses related to the initial production of the Returned Material shall be included in GB Costs. Martek shall be under no obligation to ultimately accept any re-refined and/or reprocessed Returned Materials unless such Returned Materials meet the Martek Specifications and the Rework Procedures performed are accepted by Martek's customers. Martek will work in good faith with DSM to co-develop analytical procedures to gain acceptance by Martek's customers for any Rework Procedures that allow rejected material to be re-processed into material that meets the Martek Specifications. If the Returned Material meets the Specifications but the Rework Procedures do not gain the approval of Martek's customers, Martek shall use reasonable commercial efforts to work with DSM to sell the Returned Material for uses other than for infant formula, but shall not be obligated to make any such sale. For any Returned Material ultimately purchased by Martek, the purchase price of such Returned Material shall be as set forth in Section 8.2 of the Purchase Agreement, as amended.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

4.        Production variances

        For 2002 and all subsequent years, Martek and DSM agree to accept a * production variance as an inclusion in GB Costs no matter the cause or reason for such variance. The production variance in any such year in excess of * but up to and including * shall be included in GB Costs but the GB Costs related to such production variance shall not be subject to the * markup otherwise permitted pursuant to Section 8.2 of the Purchase Agreement, as amended,. A production variance in any such year in excess of * shall not be included in GB Costs and shall not be subject to the * markup otherwise permitted pursuant to Section 8.2 of the Purchase Agreement, as amended,.

5.        Forecast / Working Capital reimbursement

In accordance with Section 7.4 of the Purchase Agreement, Martek is obligated to provide certain forecasts of its demand for quantities of ARA to be produced by DSM. In addition to the procedures specified therein, no later than thirty (30) days prior to the start of each new calendar quarter subsequent to the date of this Addendum, Martek shall provide a forecast of the number of Units of ARA it expects to order from DSM in such quarter. In the event Martek does not meet its forecasted demand for such quarter, DSM shall be entitled to invoice Martek for such quarter a working capital charge equal to the price of the number of Units of ARA by which Martek failed to meet its forecasted demand for such quarter by twenty-five percent (25%) of the sum of (a) the average Euribor rate during such quarter plus (b) four percent (4%) in order to compensate DSM for the inventory purchase shortfall. Furthermore, DSM shall be entitled to invoice Martek in each subsequent quarter during the term of this Purchase Agreement for the remaining portion of such inventory shortfall not purchased by Market in a subsequent quarter, a working capital charge equal to the price of the remaining number of Units of ARA not subsequently purchased by Martek by twenty-five percent (25%) of the sum of (a) the average Euribor rate during such quarter plus (b) four percent (4%) in order to compensate DSM for the remaining inventory purchase shortfall. In the case of shortfalls for multiple quarters, for purposes of calculating the applicable working capital charge, it shall be assumed that the earliest to occur shortfalls shall be the first to be relieved by subsequent purchases of ARA by Martek, Martek shall pay DSM for any amounts so invoiced within thirty (30) days of its receipt of such invoice.

6.        PRODUCTION COST REDUCTIONS AND IMPROVEMENTS

6.1         The parties agree that the Committee, formed in accordance with Section 4.1 of the Purchase Agreement, shall (a) make the reduction of costs related to the production of ARA a high priority matter to be handled directly by the Committee or, at the Committee’s discretion, by a subcommittee that they appoint and (b) place a status report on cost reduction efforts on the agenda for each meeting of the Committee until the Committee determines that reasonable cost reductions have been achieved. Each year the Committee shall prepare a budget, of up to * of the previous year’s sales of ARA by DSM to Martek, for the cost reduction program. The Committee shall determine how and to what extent the budget is actually spent and such budget shall be funded in equal amounts by DSM and Martek. Any such sums spent pursuant to this Section 6.1 shall not be considered GB Costs.

6.2         The proprietary rights in any improvements to the manufacturing process for ARA developed pursuant to Section 6.1 above and any improvements to the manufacturing process for ARA that are actually implemented that have been incidentally discovered or developed without going through the process set forth in Section 6.1 above, shall be jointly owned by DSM and Martek and shall be considered jointly owned Confidential Information.

6.3        *

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

6.4        Section 4.5 of the Purchase Agreement is hereby deleted in its entirety.

7.        Extension of Purchase Agreement

        Martek and DSM shall use reasonable commercial efforts to negotiate an extension of the Purchase Agreement, as amended, in a form acceptable to both parties, or a joint venture acceptable to both parties, within six (6) months after the date this Addendum is signed by both Martek and DSM. Notwithstanding anything to the contrary contained herein, neither party shall be obligated to enter into any such extension of the Purchase Agreement, as amended, or into any joint venture.

8.         Ratification.

        Except as expressly modified by Addendum 1, Addendum 2 and by this Addendum 3, the parties hereby ratify and confirm the validity of the Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Addendum 3 as of the date first written above.

MARTEK BIOSCIENCES CORPORATION (Martek)	DSM CAPUA S.P.A
By:	By:
Title:	Title:
Date:	Date:

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Exhibit I

Reconciliation of Savings Account

*

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Exhibit II

Martek Specifications

*

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.